FLEET CORPORATE FINANCE, INC.
                               100 Federal Street
                           Boston, Massachusetts 02110


                                        December 22, 1999


Parthenon Investors, L.P.
Attention:  Ernest K. Jacquet
            Samantha Trotman
            200 State Street
            Boston, MA  02210-2227

Ladies and Gentlemen:

         Parthenon Investors, L.P. ("Parthenon" or "you") has advised us that you are forming an entity ("Newco") and with such entity you propose to acquire (the "Acquisi tion") all of the outstanding capital stock of Wilmar Industries, Inc., a New Jersey corporation (the "Company"). We understand that the Acquisition is proposed to be ef fected pursuant to the provisions of an Agreement and Plan of Merger (the "Merger Agreement") entered into by and among the Company and Newco, which contemplates a merger (the "Merger") of Newco with and into the Company, with the Company be ing the surviving company of the Merger. As used herein, the term "Transactions" shall refer collectively to the Acquisition, the Merger and the related transactions and the term "Acquisition Closing Date" shall mean the date on which the Acquisition is consummated.

         We have assumed that in connection with the Transactions (a) the Company will repay its outstanding indebtedness of approximately $64.5 million,
(b) all of the Com pany's equity interest will be redeemed or purchased for approximately $233.7 million (excluding transaction costs of approximately $7.5 million) and (c) additional uses of funds will include a $0.4 million cash infusion into the Company. We have further as sumed that such funds will be generated through (i) equity contributions from Parthe non, its affiliates and other investors to Newco of (x) at least $1.1 million in cash through the acquisition of common equity and (y) at least $132.0 million in cash through the acquisition of redeemable preferred stock (the "Equity Contribution") and (ii) a $200.0 million debt financing consisting of a $160.0 million senior secured credit facility (the "Senior Bank Debt"), of which $133.0 million will be funded at the Acquisition Closing Date and $40.0 million of senior subordinated notes (the "Private Notes") which Private Notes may be issued with detachable warrants and (c) on the Acquisition Closing Date, the only indebtedness (other than trade indebtedness and capital leases permitted under the Senior Bank Debt) of Newco, the Company or any of their subsidiaries will be the Senior Bank Debt and the Private Notes. We have further assumed that, upon consummation of the Transactions, (i) all of Newco's obligations will be assumed by the Company and
(ii) the Company will have pro forma EBITDA1

-------------------------
1    Pro forma EBITDA is defined as operating income plus depreciation and amortization and certain pro forma adjustments in accordance with Regulation S-X for the trailing twelve month period ended the latest available month of not less than $33.8 million and a pro forma leverage ratio (as defined below) for the comparable pe riod of not greater than 5.2 to 1.0. As used herein, the term "leverage ratio" means total consolidated debt to pro forma EBITDA. In connection with the Transactions, pursuant to an engagement letter dated the date hereof (the "Engagement Letter"), FleetBoston Robertson Stephens, Inc. ("FRS") has been retained to act as sole placement agent with respect to a placement (the "Placement") of up to $40.0 million principal amount of the Private Notes. Based upon the terms and subject to the conditions set forth in this letter and the Sum mary of Terms attached as Exhibit A hereto, on the Acquisition Closing Date, Fleet Corporate Finance, Inc. ("Fleet" or the "Commitment Party") will purchase from the Company the Private Notes in an aggregate principal amount equal to 100% of the Commitment Amount. The "Commitment Amount" means an aggregate of $40.0 mil lion (or such lesser amount agreed to by Parthenon that is required to consummate the Acquisition). The Private Notes purchased pursuant to this paragraph will be purchased at par and on the terms contained in the Summary of Terms attached as Ex hibit A hereto.

         It is understood and agreed that the Commitment Party shall only be obligated to pur chase the Private Notes pursuant to this letter if they have received a written request from Parthenon to do so which written request (a "Purchase Request") must be deliv ered on or prior to April 15, 2000. In the event Parthenon timely delivers such a Pur chase Request, the Commitment Party will consummate the purchase of the Private Notes as contemplated herein, but subject to the terms and conditions contained herein and in the Summary of Terms attached as Exhibit A hereto, within five business days after the date of such Purchase Request but in any event no later than May 1, 2000. You agree that prior to the closing date of any of the Transactions there shall be no is sues of debt securities or commercial bank facilities (other than as contemplated in this letter or the attached Summary of Terms) of the Company or Newco, any direct or indi rect holding company thereof or any of their respective subsidiaries being offered, placed or arranged that compete in the high yield or private placement market with the Private Notes.

         You agree, upon the Commitment Party's reasonable request, to (a) promptly provide or make available (and to use your commercially reasonable efforts to cause the Com pany to agree to provide or make available) to the Commitment Party all necessary fi nancial and other information in your or the Company's possession with respect to the Company, the Transactions and any other transactions contemplated therewith, includ ing but not limited to information and projections prepared by you or by your advisors on your behalf relating to the Company, the Transactions and the other transactions contemplated therewith,
(b) use your commercially reasonable efforts to make your

-------------------------
under the Securities Exchange Act of 1934; and therefore excludes one-time transaction related expenses.

(and to obtain the agreement of the Company to make its) senior officers available to the Commitment Party and its affiliates in connection with the issuance and placement of the Private Notes (including any resale of such Private Notes by the Commitment Party (a "Resale")), including making them available at reasonable times upon reason able notice to assist in the preparation of an offering document (including assistance in obtaining industry data), to participate at reasonable times upon reasonable notice in due diligence sessions, and (c) use your commercially reasonable efforts to prepare, and to cause your affiliates and advisors to prepare, an appropriate offering document, and to assist the Commitment Party in preparing other appropriate marketing materials rea sonably requested by it, in each case, to be used in connection with the Private Notes (including any Resale). The commitment of Fleet to purchase from the Company the Private Notes on the Acquisition Closing Date in an aggregate principal amount equal to 100% of the Commitment Amount, upon the terms and subject to the conditions set forth in this letter and the attached Summary of Terms, is not subject in any respect to any placement of the Private Notes or Resale.

         In consideration for the Commitment Party's commitment to purchase from the Company the Private Notes in an aggregate principal amount equal to 100% of the Commit ment Amount(the "Commitment") pursuant to this letter, you hereby agree to pay, or cause the Company to pay, in cash to the Commitment Party the applicable fees set forth in the Fee Letter dated the date hereof and delivered herewith among the Commit ment Party and Parthenon (in each case upon the terms and subject to the conditions set forth in such fee letter).

         The Commitment of the Commitment Party is subject to (I) the requisite approval of the Company's stockholders to the Merger and (II) (a) the Commitment Party's reasonable satisfaction in all material respects (i) that the material terms of all definitive agreements relating to the Acquisition (including, without limitation, conditions relating to the consummation of the contemplated Merger and all other material agreements to be entered into in connection with the Acquisition (including all agreements to be en tered into between the Company and Parthenon) are substantially consistent with the terms of such agreements reviewed by the Commitment Party prior to the execution by Parthenon of this letter (and have not been waived or amended without the consent of FRS (which consent shall not unreasonably be withheld)), (ii) that the material terms of the Senior Bank Debt (including conditions with respect to funding) expected to be available at the Acquisition Closing Date are substantially consistent with the terms of such Senior Bank Debt reviewed by the Commitment Party prior to the execution by Parthenon of this letter, (iii) that the material terms of the Equity Contribution or any other agreement, if any, entered into by Parthenon or its affiliates and any agreement, if any, among the holders of the indebtedness or capital stock of the Company or Newco (including conditions with respect to funding) are substantially consistent with the terms of such agreements, if any, reviewed by the Commitment Party prior to the execution by Parthenon of this letter, (iv) that the Company has made satisfactory representations and warranties with respect to legal, tax, environmental and other matters, and (v) that the Company's pro forma EBITDA (as defined above) for the trailing twelve month period ended the latest available month shall not be less than $33.8 million and the Company shall not have a pro forma leverage ratio (as defined above) of greater than 5.2 to 1.0, (b) the receipt by the Commitment Party by the Acquisition Closing Date of financial statements (including notes thereto, if any) of the Company consisting of (A) consolidated balance sheet as of December 31, 1999 which will be audited if the Acqui sition Closing Date is after March 1, 2000, (B) consolidated statement of operations and cash flows for the fiscal-year period ended December 31, 1999 which will be audited if the Acquisition Closing Date is after March 1, 2000, (C) pro forma unaudited statement of income and balance sheet for December 31, 1999, (c) the preparation, execution and delivery of definitive documentation reasonably satisfactory to the Commitment Party, including appropriate purchase documentation, incorporating the terms and conditions set forth herein and in the attached Summary of Terms, and (d) the Commitment Party's reasonable satisfaction that, immediately prior to the marketing period for the Placement, there shall be no competing marketing of issues of debt securities or com mercial bank facilities (other than as contemplated in this letter or the attached Sum mary of Terms) of Newco or the Company. In addition, the Commitment Party shall be released from its Commitment if, in the Commitment Party's sole discretion, prior to the Acquisition Closing Date, (i) there shall have occurred, exist or become known to the Commitment Party any event, condition or change in or affecting the Company that singly or in the aggregate would reasonably be expected to have a material adverse effect on the business, results of operations, financial condition or prospects of the Company and its subsidiaries taken as a whole, (ii) there shall have been a material dis ruption in the capital markets for securities similar to the Private Notes or (iii) material information relevant to the Transactions become known to FRS that FRS in good faith believes is inconsistent in a material and adverse manner with (x) any information rele vant to the Transactions disclosed to FRS prior to the date of this Agreement or (y) any information relevant to the Transactions obtained by FRS during its due diligence inves tigation.

         The Commitment will expire at 5:00 p.m., New York City time, on December 23, 1999, unless accepted prior to such time and, if accepted prior to such time, the Commitment will expire at 5:00 p.m., New York City time, on the earlier of (a) the termination or abandonment of the Merger and Acquisition or the definitive agreements relating to any of the Transactions and (b) (i) if Parthenon shall not have previously delivered a Purchase Request to the Commitment Party, April 15, 2000, or (ii) if Parthenon shall have delivered a Purchase Request to the Commitment Party, May 1, 2000 (unless all conditions precedent to the purchase of the Private Notes by the Commitment Party shall have been satisfied or waived prior to such time). Expiration or termination of the Commitment shall not affect your obligations under the following sentence, which obli gations shall remain in full force and effect regardless of any termination of the Commitment or the completion of the Acquisition and related financings. In connection with this Commitment Letter, the Commitment Party and Parthenon have executed the Indemnity Letter attached as Exhibit B hereto. Upon execution and delivery of defini-tive documentation with respect to the purchase and sale of the Private Notes, such In demnity Letter shall be superseded thereby and shall be of no further force and effect. The dollar amount of Fleet's maximum obligation is set forth on the signature page hereof.

         Fleet may syndicate, sell, transfer, assign, participate or otherwise reduce or transfer its risk (including by way of derivatives or otherwise) (each, a "Disposition") at any time with respect to the Commitment to (i) institutional accredited investors and (ii) qualified institutional buyers; provided, however, that in each such case no such Disposition can be made (x) to any competitors of the Company or any of its subsidiaries (or any per sons who own controlling interests in any competitor of the Company or any of its subsidiaries) and (y) in an aggregate principal amount of less than $2.5 million (unless such lesser amount is agreed to by the Company); provided further, however, that no Disposition shall reduce Fleet's obligation to purchase the entire Commitment Amount. You agree that, upon the consummation of the Acquisition, you will use your commercially reasonable best efforts to cause the Company (the "Additional Party") to become a party to all letter agreements (including the Indemnity Letter attached as Exhibit B hereto) contemplated by this Agreement by executing and delivering to the Commitment Party counterparts of each such agreement. The Additional Party will have the same rights, duties and obligations as Parthenon as if it were an original signatory hereto and thereto. The Commitment Party agrees that, upon such execution and delivery of each letter agreement by the Additional Party, Parthenon shall automatically be released from all of its rights, duties and obligations, if any, under each such agreement.

         This letter shall be governed by and construed in accordance with the laws of the State of New York without regard to principals of conflicts of laws. You hereby submit to the non-exclusive jurisdiction of the Federal and State courts located in the City of New York in connection with any dispute related to this Agreement or any matters contem plated hereby. Delivery of an executed counterpart of this letter by telecopier shall be effective as delivery of a manually executed counterpart of this letter. This letter is not assignable by you to any other person or entity, and this letter is not assignable by us without your consent.


                [Remainder of this page intentionally left blank]


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                                       -6-

         This letter has been delivered to you for your information and is not to be distributed or disclosed to, or otherwise relied upon by, any other person (including pursuant to any tender offer or proxy statement or other publicly filed document) without the Commit ment Party's prior written consent (which shall not be unreasonably withheld or delayed), except that you may disclose this letter (a) on a confidential basis to the Com pany, the Company's stockholders, its management, Board of Directors (or any com mittee thereof) and financial, legal and other professional advisors (including advisors to any committee of the Company's Board of Directors and to your partners, equityholders (and their partners, stockholders, management, Board of Directors and advisors), management and advisors and the investors (and their advisors) effecting the Equity Contribution (b) as required by applicable law, any rules of any applicable stock exchange, any governmental or regulatory authority or compulsory legal process.


Very truly yours,

FLEET CORPORATE FINANCE, INC.


By: /s/ Michael Browne
----------------------
Name:  Michael Browne
Title: Managing Director

Commitment Amount:  $40.0 million.

Agreed to and Accepted
as of the date first above
written:

PARTHENON INVESTORS, L.P.


By:  _____________________________
     Name:
     Title:

                                SUMMARY OF TERMS

Placement Agent:                        FLEETBOSTON ROBERTSON STEPHENS INC.
                                        ("FRS")

Issuer:                                 Wilmar Indudstries, Inc., ("Issuer" or
                                        the "Company").

Issue:                                  Senior Subordinated Notes (the "Private
                                        Notes").

Principal Amount:                       $40.0 million.

Purchaser:                              Fleet Corporate Finance, Inc.

Maturity:                               8 years (2008)

Ranking Priority:                       The Notes will constitute senior
                                        subordinated debt of the Company, will
                                        be unsecured and will be subordinated
                                        only to the Senior Debt of the Company.

Rate of Interest:                       15.00% fixed rate ("Coupon"), comprised
                                        of a 10.00% cash coupon payable
                                        quarterly in arrears and 5.00%
                                        paid-in-kind ("PIK") coupon deferred for up to five years.

Interest Payments:                      Interest will be compounded quarterly,
                                        calculated on a twelve 30-day months,
                                        360-day year, basis.

Mandatory Redemption:                   No scheduled amortization. The Company
                                        will redeem the full principal amount of the Private Notes, plus accrued interest, upon Maturity.

Optional Prepayment:                    The Notes are prepayable at any time at
                                        the Company's option, at par plus
                                        accrued interest and subject to a
                                        Prepayment penalty calculated as
                                        follows:
                                        For the first 0-18 months: 6.00% of the
                                        principal amount outstanding,
                                        Months 19-24: 4.00% of the principal
                                        amount outstanding,
                                        Year 3: 2.00% of the principal amount
                                        outstanding,
                                        Year 4: Par

Change of Control:                      Upon a Change of Control, the Company
                                        will offer to repurchase the Notes from
                                        the Noteholder(s) at 101% of the
                                        principal amount together with accrued
                                        interest.

Financial Covenants:                    Financial covenants to be tested
                                        quarterly on the Issuer and its
                                        consolidated subsidiaries. Covenants
                                        will include, but not be limited to, the following:

                                        1. Total Funded Debt to reported rolling four quar ter EBITDA, with certain step-down provisions.

                                        2. Minimum Fixed Charge Coverage Ratio,
                                        defined as (i) actual reported EBITDA
                                        minus capital expenditures to (ii)
                                        Interest Expense plus current maturities of long-term debt, measured on a rolling four quarter basis, with certain step-down provisions.

Other Covenants:                        Usual and customary for transactions of
                                        this nature including, but not limited
                                        to, the fol lowing: Limitation on
                                        Restricted Payments and Investments,
                                        Limitation on the Incurrence of Debt,
                                        Limitation on Consolidations and
                                        Mergers, Limitation on the Sale of
                                        Assets, Limitation on Acquisitions,
                                        Limitation on Operating Leases, No
                                        material change in nature of business
                                        and standard representations, warranties and reporting requirements.

Events of Default:                      Usual and customary for financings of
                                        this size, type and purpose.

Warrants:                               On the Closing Date, Fleet Corporate
                                        Finance, Inc. shall receive warrants for 4.0% of the then outstanding fully-diluted common equity of the
                                        Company.

Placement Matters:                      Usual and customary placement for notes
                                        of this type and nature, including, but
                                        not limited to, the following: Prior to
                                        the Acquisition Closing Date, FRS shall
                                        be entitled, at their sole reasonable
                                        discretion, to change the structure,
                                        covenants, or terms of the Private Notes
                                        (excluding changes to the Rate of
                                        Interest, Warrants and Optional
                                        Prepayments) in consultation with
                                        Parthenon and the Company if FRS
                                        determines that such changes are
                                        necessary in order to ensure a
                                        successful placement of the Private
                                        Notes so long as the aggregate principal amount of the Private Notes is not reduced.